UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023

ARCIMOTO, INC.

(Exact name of registrant as specified in its charter)

Oregon

(State or other jurisdiction of incorporation)

001-38213	26-1449404
(Commission File Number)	(IRS Employer
Identification No.)

2034 West 2nd Avenue, Eugene, OR 97402

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (541) 683-6293

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, no par value	FUV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 8, 2023, Arcimoto, Inc. (the “Company”) sold Gregory Castaldo and Joseph Reda (the “Investors”), each an unsecured original issue discount promissory note in the principal amount of $330,000 (the “Promissory Notes”). The Company received net proceeds of $600,000 in consideration of issuance of the Promissory Note.

The Promissory Notes shall bear no interest until August 15, 2023 (the “Maturity Date”). The Company may prepay, in whole or in part, the principal sum under the Promissory Notes.

The Promissory Notes provides for standard and customary events of default (an “Event of Default”) such as the Company’s (i) default in the payment of the principal of the Promissory Notes; (ii) breach of any term or provision of the Promissory Notes that is not remedied within 5 calendar days after the date on which notice of such breach shall have been delivered; (iii) involvement in bankruptcy, insolvency, or other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary; (iv) default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any subsidiary; (v) (a) involvement as a party to any Change of Control Transaction (as defined in the Promissory Notes), (b) agreement to sell or dispose all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction), (c) redemption or repurchase of more than a de minimis number of shares of Common Stock or other equity securities of the Company, or (d) make any distribution or declare or pay any dividends (in cash or other property, other than common stock) to purchase, acquire, redeem, or retire any of Maker’s capital stock, of any class, whether now or hereafter outstanding; or (vi) management shall cease to be a member of the Company’s senior management or shall cease to perform any of the material functions and duties currently performed by such person.

If any Event of Default occurs, the full principal amount of the Promissory Notes shall become, at the Investors’ election, immediately due and payable in cash. Commencing 3 days after the occurrence of any Event of Default that results in the acceleration of the Promissory Notes, the interest rate on the Promissory Notes shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law.

The Investors shall have the right, in their sole discretion, to convert the principal balance of their Promissory Note then outstanding, in whole or in part, into securities of the Company (or its successor or parent) being issued in any private or public offering of equity securities of the Company (or its successor or parent) consummated while the Promissory Notes are outstanding (“Subsequent Financing”), upon the terms and conditions of such offering, at a rate equal to, for each $1 of principal amount of the Promissory Notes surrendered, $1 of new consideration offered (purchase price) for such securities.

The Company will use the proceeds from the sale of the Promissory Notes for capital expenditures on equipment and working capital purposes and not for the satisfaction of any portion of the Company’s or its subsidiaries’ debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), to redeem any of the Company’s equity or equity-equivalent securities or to settle any outstanding litigation.

The Promissory Notes were issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

The description of the Promissory Notes are not complete and is qualified in its entirety by the full text of the Promissory Notes, filed herewith as Exhibits 10.1 and 10.2, which are incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided above in Item 1.01 herein is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided above in Item 1.01 herein is incorporated by reference into this Item 3.02.

Item 9.01. Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1+	Promissory Note, dated August 8, 2023, issued by Arcimoto, Inc. to Gregory Castaldo
10.2	Promissory Note, dated August 8, 2023, issued by Arcimoto, Inc. to Joseph Reda
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Pursuant to Item 601(a)(5) of Regulation S-K, schedules have been omitted and will be furnished on a supplemental basis to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCIMOTO, INC.

Date: August 14, 2023	By:	/s/ Christopher W. Dawson
Christopher W. Dawson
Chief Executive Officer

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